Exhibit 99.2

MEMORANDUM

To:          Board of Directors and Executive Officers

From:     Marty Brown

Date:       May 20, 2004

Re:          Sarbanes-Oxley 401(k) Plan Change Blackout Notice

As some of you may know, Amylin is changing the administrator of its 401(k) Plan from Putnam to Fidelity.  Because of this change, participants in Amylin’s 401(k) Plan will be subject to a “blackout” period preventing them from making changes to their investment allocations, requesting loans and distributions or accessing their 401(k) Plan account from June 25, 2004 through July 28, 2004.

As part of implementing the Sarbanes-Oxley Act of 2002, the SEC has enacted regulations that prohibit Amylin directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring during the 401(k) blackout period any of: (1) Amylin’s common stock, (2) any securities convertible into or exercisable for Amylin’s common stock (such as options or warrants), or (3) any derivative security having a value tied to the value of Amylin’s common stock if the director or executive officer “acquires or acquired the common stock, stock option or other equity security in connection with his or her service or employment as a director or executive officer” of Amylin.

The SEC will generally classify all transactions by an Amylin executive officer or director during the blackout period involving Amylin’s common stock or stock options (other than the exempt transactions discussed below) as involving Amylin’s common stock or stock options “acquired in connection with service or employment as a director or executive officer.” However, the executive officer or director can avoid this classification by establishing to the satisfaction of the SEC that the transaction did not involve an Amylin stock option or common stock “acquired in connection with service or employment as a director or executive officer.”  To satisfy the SEC on this point, an Amylin executive officer or director must identify the acquisition source of the Amylin stock option or common stock involved, and show that he or she has used the same specific identification for any other purpose related to the transaction (such as tax reporting or Form 4 reporting).

Certain transactions by Amylin executive officers or directors involving Amylin equity securities made during the blackout period will be exempt from the SEC regulations described above.  For example, transactions under a 10b5-1 plan are exempt provided the 10b5-1 plan was not entered into or modified during the blackout period or while the applicable Amylin executive officer or director was aware of the blackout period.

Given the complexities of the SEC’s regulations relating to transactions in Amylin stock options or common stock by Amylin’s executive officers and directors during the 401(k) Plan’s blackout period, you should consult with Lloyd Rowland prior to making any such transaction during the blackout period.  You can contact Lloyd by phone at (858) 642-7066, in writing at 9360 Towne Centre Drive, Suite 110, San Diego, California 92121, or via email at lrowland@amylin.com with any questions on this matter you may have.

Your understanding and cooperation in adhering to this blackout period is essential to meeting our compliance requirements.  Thank you.